As filed with the Securities and Exchange Commission on February 9, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEALTH INSURANCE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-1282634 (I.R.S. Employer Identification Number)

15438 N. Florida Avenue, Suite 201

Tampa, Florida 33613

(877) 376-5831

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael W. Kosloske

Chairman, President and Chief Executive Officer

Health Insurance Innovations, Inc.

15438 N. Florida Avenue, Suite 201

Tampa, Florida 33613

Phone: (877) 376-5831

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Curt P. Creely, Esquire

Foley & Lardner LLP

100 North Tampa Street, Suite 2700

Tampa, Florida 33602

Phone: (813) 229-2300

Fax: (813) 221-4210

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock, $0.001 par value per share	800,992 shares	$7.03	$5,630,974	$654.32

(1)	This registration statement also relates to such additional shares of Class A common stock of Health Insurance Innovations, Inc. as may be issued with respect to such shares of Class A common stock by way of a stock split, stock dividend or reclassification.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the high and low reported sales prices of the registrant’s shares of Class A common stock, as reported on the The Nasdaq Global Market on February 4, 2015.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholder is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

PROSPECTUS, SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2015

Prospectus

800,992 Shares

Health Insurance Innovations, Inc.

Class A Common Stock

The stockholders named in this prospectus under the heading “Selling Stockholders” may sell up to 800,992 shares of Class A common stock of Health Insurance Innovations, Inc. from time to time. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. The selling stockholders may sell their common stock in public or private transactions at prevailing market prices, at negotiated prices or otherwise. They may sell the stock directly or through brokers or dealers. Brokers or dealers may receive discounts or commissions from the selling stockholders, which will be paid by the selling stockholders. See “Plan of Distribution.”

Our Class A common stock is traded on The Nasdaq Global Market under the symbol “HIIQ.” On February     , 2015, the last reported sale price of our Class A common stock was $             per share.

Investing in our Class A common stock involves risks. See “Risk Factors” on page 4 to read about factors that you should consider before buying our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The selling stockholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company and our Class A common stock that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information (including our financial statements and notes to those statements) that we incorporate in this prospectus by reference, which we describe under the heading “Incorporation of Certain Documents By Reference.”

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

In this prospectus and the information incorporated by reference herein and therein, unless the context otherwise requires, “HII,” the “Company,” “our company,” “we,” “us” and “our” refer (1) prior to the February 13, 2013 initial public offering (“IPO”) of the Class A common stock of Health Insurance Innovations, Inc. and related transactions, to Health Plan Intermediaries, LLC (“HPI”) and its consolidated subsidiaries and (2) after our IPO and related transactions to Health Insurance Innovations, Inc. and its consolidated subsidiaries. The terms “HII,” “HPIH” and “ICE” refer to the stand-alone entities Health Insurance Innovations, Inc., Health Plan Intermediaries Holdings, LLC, and Insurance Center for Excellence, LLC, respectively. HPIH and ICE are consolidated subsidiaries of HII. The term “Secured” refers to (a) prior to or at the time of their July 17, 2013 acquisition by us, Sunrise Health Plans, Inc., Sunrise Group Marketing, Inc. and Secured Software Solutions, Inc., collectively, and (b) following our July 17, 2013 acquisition, the entities described in (a) and the limited liability companies into which such entities were converted shortly following such acquisition. The term “HealthPocket” refers to HealthPocket, Inc., a wholly owned subsidiary which was acquired by HPIH on July 14, 2014. The term “ASIA” refers to American Service Insurance Agency, LLC, a wholly owned subsidiary which was acquired by HPIH on August 8, 2014. HPIH, ICE, Secured, HealthPocket and ASIA are consolidated subsidiaries of HII. To understand the offering fully and for a more complete description of the offering, you should read this entire document carefully, including particularly the “Risk Factors” section on page 3.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus or in the documents incorporated by reference in this prospectus, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. All statements other than statements of historical fact are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. We believe these factors include, but are not limited to, those described under “Risk Factors” in this prospectus, those described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, in each case including any amendments thereto (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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PROSPECTUS SUMMARY

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our Class A common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

Business Overview

We are a leading developer and administrator of affordable, web-based individual health insurance plans and ancillary products. Our highly scalable, proprietary, web-based technology platform allows for mass distribution of and online enrollment in our large and diverse portfolio of affordable health insurance offerings.

Our technology platform provides customers, whom we refer to as members, immediate access to our products through our distribution partners anytime, anyplace. The health insurance products we develop are underwritten by insurance carrier companies, and we assume no underwriting or insurance risk. Members can price and tailor product selections to meet their needs, buy policies and print policy documents and identification cards in real-time. Our sales are executed online and offer instant electronic fulfillment. Our technology platform uses abbreviated online applications, some with health questionnaires, to provide an immediate accept or reject decision on applications for all products that we offer. Once an application is accepted, individuals can use our automated payment system to complete the enrollment process and obtain instant electronic access to their policy fulfillment documents, including the insurance policy, benefits schedule and identification cards. We receive credit card and Automated Clearing House (“ACH”) payments directly from members at the time of sale. Our technology platform provides significant operating leverage as we add members and reduces the costs associated with marketing, selling, underwriting and administering policies.

We are an industry leader in the sale of six, 11 and approximately 12-month (i.e., up to 364 day) short-term medical (“STM”) plans, an alternative to Patient Protection and Affordable Care Act (“PPACA”)-qualified individual major medical (“IMM”) plans that provide lifetime renewable coverage and enable individuals to avoid penalties under the PPACA. STM plans generally offer qualifying individuals comparable benefits for fixed short-term durations at lower premiums than IMM plans. Our STM plans feature a streamlined underwriting process offering immediate coverage options. We also offer guaranteed-issue hospital indemnity plans for individuals under the age of 65, which pay fixed cash benefits for covered procedures and services, and a variety of ancillary products such as pharmacy benefit cards, dental plans, vision plans and cancer/critical illness plans that are frequently purchased as supplements to STM and hospital indemnity plans. We design and structure insurance products on behalf of insurance carriers, market them to individuals through our internal distribution capacity, which was expanded through the July 2013 acquisition of Secured, formerly one of our independent distributors, and through our large network of distributors, and manage member relations via our online member portal, which is available 24 hours a day, seven days a week. Our online enrollment process allows us to aggregate and analyze consumer data and purchasing habits to track market trends and drive product innovation. We have established relationships with several highly rated insurance carriers, including HCC Life, United States Fire, ING, Nationwide, Companion Life and CIGNA, among others. In addition, as of September 30, 2014, the large independent distribution network we access consisted of 107 licensed agent call centers and 281 wholesalers, that work with over 16,400 licensed brokers.

We focus on the large and under-penetrated segment of the U.S. population who are uninsured or underinsured, which includes individuals not covered by employer-sponsored insurance plans, such as the self-employed, as well as small business owners and their employees, individuals who are unable to afford IMM premiums, and underserved “gap populations” that require insurance due to changes caused by life events: new graduates, divorcees, early retirees, military discharges, the unemployed, part-time and seasonal employees and temporary workers and customers seeking health insurance between the open enrollment periods held each year by the health insurance exchanges created under PPACA. According to U.S. Census Bureau estimates, approximately 48 million Americans were uninsured in 2012.

We work with a large distribution network which includes independent insurance agents and our subsidiaries Secured, ICE, and the recently-acquired ASIA. Secured, ICE and ASIA are licensed insurance agent call centers which procure customer referrals from independent or internal sources and utilize our technology platform to complete sales to our customers. Our acquisition of ASIA is discussed further under “Recent Developments” below.

HealthPocket administers HealthPocket.com, a free website that compares and ranks all health insurance plans available to an individual, family, or small business, using data from government, non-profit, and private sources. Users of HealthPocket.com may become referrals for products we sell or other products from third-party providers. HealthPocket contracts with distribution partners, including our other subsidiaries as described below, to monetize those referrals into revenues. Our acquisition of HealthPocket is discussed further under “Recent Developments” below.

Recent Developments

Acquisition of HealthPocket, Inc.

On July 14, 2014, we entered into an agreement and plan of merger (the “Merger Agreement”) to acquire HealthPocket, a Silicon Valley company that analyzes and aggregates a repository of health insurance information and uses it to power its consumer website www.HealthPocket.com. The closing of the acquisition occurred on July 14, 2014 simultaneous with the signing of the Merger Agreement. Pursuant to the Merger Agreement, we paid consideration consisting of approximately $21.9 million in cash and 815,992 shares of our Class A common stock, $0.001 par value per share, with such shares of the Class A common stock having an agreed upon aggregate value of $10.0 million, or $11.10 per share. A portion of the merger consideration consisting of $3,200,000 in cash was deposited with an escrow agent to fund payment obligations with respect to post-closing working capital adjustments, post-closing indemnification obligations of HealthPocket’s former equity holders, and fees and expenses of the representative of HealthPocket’s former equity holders.

Acquisition of American Service Insurance Agency, LLC

On August 8, 2014, we entered into an agreement (the “Purchase Agreement”) to acquire all of the issued and outstanding membership interests of ASIA, a Texas insurance brokerage, a distributor of individual insurance programs, from Mr. Landon Jordan for an initial cash payment of $1.8 million, comprised of a prior deposit of $325,000 and a closing payment of $1.5 million, as well as $2.2 million in contingent consideration. The closing of the acquisition occurred on August 8, 2014 simultaneous with the signing of the Purchase Agreement.

Stock Repurchase Program

On December 18, 2014, our board of directors has authorized a stock repurchase program for up to 0.8 million shares of our outstanding Class A common stock. The authorization was effective as of December 18, 2014 and will expire on December 31, 2016. The repurchase program will be conducted in accordance with SEC Rule 10b-18 with respect to open-market purchases. We have also adopted a Rule 10b5-1 share repurchase plan under the Securities Exchange Act of 1934 in connection with our share repurchase authorization. Such 10b5-1 repurchase plan allows us to repurchase shares at times when we otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. Because repurchases under the 10b5-1 share repurchase plan are subject to certain pricing parameters, there is no guarantee as to the exact number of shares that will be repurchased under the plan. Subject to applicable regulations, we may elect to amend or cancel the plan at the discretion of our board of directors. Through February 1, 2015, we have purchased an aggregate of 102,700 shares under the repurchase program.

Company Information

Our principal executive offices are located at 15438 N. Florida Avenue, Suite 201, Tampa, Florida 33613, and our telephone number is (877) 376-5831. Our website address is www.hiiquote.com. The information contained on our website or that is or becomes accessible through our website neither constitutes part of this prospectus nor is incorporated by reference into this prospectus.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk and many uncertainties. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus. In particular, you should consider the risk factors under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, each of which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders.

DIVIDEND POLICY

We currently intend to retain our future earnings, if any, for the foreseeable future to fund the development and growth of our business. We do not intend to pay any dividends to holders of our Class A common stock.

SELLING STOCKHOLDERS

The selling stockholders named below may offer to sell from time to time in the future up to an aggregate of 800,992 shares of our Class A common stock, par value $0.001 per share.

We are registering these shares pursuant to a Registration Rights Agreement, dated as of July 14, 2014, that was entered into between us and the selling stockholders in connection with the Merger Agreement pursuant to which we acquired HealthPocket and that provides these selling stockholders with certain registration rights. The selling stockholders acquired the shares on or after July 14, 2014 as consideration under the Merger Agreement. However, the selling stockholders have entered into lock-up agreements under which they have agreed not to sell the shares until January 14, 2016 and have agreed to sell the shares in limited amounts during the period from January 14, 2016 through July 14, 2017. See PLAN OF DISTRIBUTION—Lock-Up Agreements.

The following table sets forth information as of the date of this prospectus by each selling stockholder regarding the beneficial ownership of shares of our Class A common stock and the number of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus. The percentage of shares beneficially owned before the offering is based on the number of shares of our Class A common stock outstanding as of the date of this prospectus. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders and that the selling stockholders do not acquire any additional shares. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. As of February 1, 2015, there were 14,640,226 shares of our Class A common stock outstanding (excluding 106,526 shares of Class A common stock held in treasury). The number of outstanding shares for this purpose includes 6,841,667 shares of Class A common stock that would be issuable to entities controlled by Michael W. Kosloske, our Chairman and CEO, assuming the exercise of their right to exchange their 6,841,667 Series B Membership Interests held by such entities in HPIH (together with an equal number of shares of our Class B common stock) for an equivalent number of shares of Class A Common Stock.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Offered	Number of Shares Beneficially Owned After Offering(9)
	Number	Percentage(1)		Number	Percentage(1)
Peter Felix Barth	107	*	107	—	—
Xihong Chen	4,294	*	4,294	—	—
Robert L. Fahlman, Jr.	4,294	*	4,294	—	—
Randall Herman	4,308	*	4,308	—	—
Andrew Ji	4,294	*	4,294	—	—
Lightspeed Venture Partners IX, L.P.(2)	171,757	1.2%	171,757	—	—

Pine Grove Management, LLC(3)	4,294	*	4,294	—	—
Plug & Play Venture Group, LLC(4)	8,588	*	8,588	—	—

Robert L. and Marion L. Fahlman Trust Dated October 20, 1994(5)	4,294	*	4,294	—	—
Duncan Shen(6)	11,172	*	11,172	—	—

Diane Turriff & Bruce Telkamp Revocable Trust 2004(7)	280,001	1.9%	280,001	—	—
Katie Wang	4,294	*	4,294	—	—
Sheldon Wang(8)	295,001	2.0%	295,001	—	—
Minsheng Xie	4,294	*	4,294	—	—

*	Represents less than 1%
(1)	Represents percentage of voting power of our Class A common stock and Class B common stock voting together as a single class (voting power for this purpose is based solely on securities issued and outstanding that such person has or shares the power to vote or direct the voting thereof, and specifically excludes any securities such person has the right to acquire within 60 days). Each share of our Class A common stock and Class B common stock will entitle its holder to one vote on all matters to be voted on by stockholders.
(2)	The shares are owned by Lightspeed Venture Partners IX, L.P. Lightspeed Ultimate General Partner, IX, Ltd. is the sole general partner of Lightspeed General Partner IX, L.P. which is the sole general partner of Lightspeed Venture Partners IX, L.P. The individual directors of Lightspeed Ultimate General Partner IX, Ltd., who have the power to vote and dispose of the shares, are Christopher J. Schaepe, Barry Eggers, Ravi Mhatre, and Peter Nieh. As a result, each of the reporting persons disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.
(3)	As Principal of Pine Grove Management, LLC, Randall Herman has the power to vote and dispose of the shares held by Pine Grove Management, LLC.
(4)	As Manager of Plug & Play Venture Group, LLC, Saeed Amidhozour has the power to vote and dispose of the shares held by Plug & Play Venture Group, LLC.
(5)	Robert L. Fahlman and Marion L. Fahlman are the trustees of the Robert L. and Marion L. Fahlman Trust and have the power to vote and dispose of the shares.
(6)	Mr. Shen is an employee of our HealthPocket subsidiary.

(7)	Bruce Telkamp, as trustee, has the power to vote and dispose of the shares held by the Diane Turriff & Bruce Telkamp Revocable Trust 2004. Mr. Telkamp is a director and the Chief Operating Officer of our company, as well as the Chief Executive Officer of our HealthPocket subsidiary, under an employment agreement dated July 14, 2014. Under the Merger Agreement, we are obligated to renominate Mr. Telkamp as a director of our company to be elected at our 2015 annual meeting and to nominate him as director every second year thereafter (with Mr. Sheldon Wang being nominated as a director during the years that Mr. Telkamp is not so nominated, as described below), and this obligation will continue through the first to occur of Mr. Telkamp ceasing to be one of our employees or ceasing to beneficially own at least 250,000 shares of our Class A common stock.
(8)	Mr. Wang is the Chief Technology Officer of our company, as well as the President of our HealthPocket subsidiary, under an employment agreement dated July 14, 2014. Also, under the Merger Agreement, we are obligated to nominate Mr. Wang as a director of our company to be elected at our 2016 annual meeting and to nominate him as director every second year thereafter (with Mr. Bruce Telkamp being nominated as a director during the years that Mr. Wang is not so nominated, as described below), and this obligation will continue through the first to occur of Mr. Wang ceasing to be one of our employees or ceasing to beneficially own at least 250,000 shares of our Class A common stock.
(9)	Assumes that all shares registered hereunder will be sold by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of Class A common stock, par value $0.001 per share, 20,000,000 shares of Class B common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.

Registration Rights Agreement

On July 14, 2014, in connection with the Merger Agreement pursuant to which we acquired HealthPocket, we entered into a registration rights agreement with the representative of the former stockholders, warrant holders and option holder of HealthPocket, to register for sale under the Securities Act shares of our Class A common stock delivered as consideration in the merger. The registration rights agreement provides that we will file a registration statement on Form S-3 covering the resale of such shares on a continuous basis, at our expense, on or before the six-month anniversary of the closing of the merger. The agreement also provides that we indemnify the selling stockholders against certain liabilities, which may arise under the Securities Act. We are filing this registration statement pursuant to our obligations under the registration rights agreement. Our board may, in its good faith judgment, suspend a registration on Form S-3 (which suspension may not be more than an aggregate of 60 days in any 12-month period) in the event the Company is engaged in any activity or transaction that the Company desires to keep confidential for business reasons.

PLAN OF DISTRIBUTION

The selling stockholders may offer and sell shares of Class A common stock offered by this prospectus from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. We will not receive any of the proceeds of the sale of the shares of Class A common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares of Class A common stock will be the purchase price of the shares of Class A common stock less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the shares of Class A common stock covered by this prospectus. Each selling stockholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of shares of Class A common stock to be made directly or through agents. If any pledgee, donee, transferee or other successor to the selling stockholders named in this prospectus wishes to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling stockholders.

The shares of Class A common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which includes their donees, pledges or transferees or their successors-in-interest; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the shares of Class A common stock. These discounts, concessions, or commissions may be in excess of those customary in the types of transaction involved.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act. Any selling stockholder which is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares. As a result, any profits on the sale of the shares of Class A common stock by such selling stockholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, none of the selling stockholders who are broker-dealers or affiliates of broker-dealers acquired shares of Class A common stock in our IPO outside of the ordinary course of business or, at the time of the acquisition of the shares, had any agreements or understandings, directly or indirectly, with any person to distribute the shares.

The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares of our Class A common stock or of securities convertible into or exchangeable for these shares in the course of hedging positions they assume with the selling stockholders. The selling stockholders may also sell shares short and redeliver shares to close out such short positions. In addition, the selling stockholders may enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to these broker-dealers or other financial institutions of the shares of Class A common stock offered by this prospectus, which these broker-dealers or other financial institutions may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling stockholders have advised us that they have not made any arrangements with any underwriters or broker-dealers relating to the distribution of the shares covered by this prospectus. The selling stockholders may sell their shares directly to purchasers, use broker-dealers to sell their shares or sell their shares to broker-dealers acting as principals. If this happens, then broker-dealers may either receive discounts or commissions from the selling stockholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. This compensation may be in excess of the compensation customary in the type of transactions involved. If a broker-dealer purchases shares as a principal, then it may resell the shares for its own account under this prospectus.

We will pay all registration fees and expenses for the Class A common stock offered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders and any agent, broker or dealer that participates in sales of Class A common stock offered by this prospectus may be deemed “underwriters” under the Securities Act and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act.

The selling stockholders may agree to indemnify any agent, broker or dealer that participates in sales of Class A common stock against liabilities arising under the Securities Act from sales of Class A common stock. Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales of Class A common stock.

Instead of selling Class A common stock under this prospectus, the selling stockholders may sell Class A common stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified in writing by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of our Class A common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Any such supplement will disclose:

•	the name of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of Class A common stock by the selling stockholders.

Pursuant to a requirement by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by the selling stockholders for the sale of any shares of Class A common stock being offered by this prospectus.

The Class A common stock is listed on the NASDAQ Global Market under the symbol “HIIQ.”

There can be no assurance that any selling stockholder will sell any or all of the shares of Class A common stock under this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the shares of Class A common stock by other means not described in this prospectus. In addition, any shares of Class A common stock covered by this prospectus that qualifies for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The shares of Class A common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the shares of Class A common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of Class A common stock by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the particular shares of Class A common stock being distributed. This may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

In the registration rights agreement, we have agreed to indemnify or provide contribution to the selling stockholders against certain liabilities, including certain liabilities under the Securities Act. In addition, we have agreed to pay substantially all of the expenses incidental to the registration of the shares of Class A common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of Class A common stock.

Lock-up Agreements

In connection with the Merger Agreement, the selling stockholders agreed that during the period beginning on the closing of the merger and continuing through the third anniversary of the closing, not to, directly or indirectly, offer, sell, contract to sell, pledge, transfer, or otherwise dispose of or enter into any transaction that would have the same effect, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequence of ownership of such shares without the prior written consent of the Company.

The lock-up period described in the preceding paragraph will lapse as to five percent (5%) of the aggregate number of locked-up shares on each of the following dates: (i) January 14, 2016, (ii) April 14, 2016, (iii) July 14, 2016, (iv) October 14, 2016, (v) January 16, 2017, and (vi) April 14, 2017. The restrictions will lapse as to all other locked-up shares on July 14, 2017. The restrictions set forth in this preceding paragraph do not apply to certain transfers, such as gifts and transfers for estate planning purposes.

LEGAL MATTERS

The validity of the shares of our Class A common stock offered by this prospectus will be passed upon for us by Michael A. Petrizzo, Jr., Executive Vice President and General Counsel of Health Insurance Innovations, Inc.

EXPERTS

The consolidated financial statements of Health Insurance Innovations, Inc. appearing in Health Insurance Innovations, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of HealthPocket, Inc. as of March 31, 2014 and 2013, and for the year ended March 31, 2014 and the period from May 14, 2012 (date of incorporation) to March 31, 2013, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC. You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and our Class A common stock at the public reference facility of the SEC at the location described above.

Our SEC filings are also available on our website, located at https://www.hiiquote.com. The contents of our website are not incorporated into this prospectus or into our other filings with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date we filed the registration statement of which this prospectus is a part and before the effective date of the registration statement and any future filings we will make with the SEC under those sections, except to the extent that any information in such filing is deemed “furnished” in accordance with rules of the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2013 (as filed on March 25, 2014);

•	our Definitive Proxy Statement relating to our 2014 annual meeting of stockholders filed with the SEC on April 23, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014 (as filed on May 13, 2014, August 12, 2014 and November 19. 2014, respectively);

•	our Current Reports on Form 8-K filed on April 17, 2014, May 28, 2014, July 16, 2014, August 5, 2014, August 15, 2014, August 20, 2014, September 8, 2014, October 29, 2014, December 8, 2014 and December 18, 2014 and our Current Reports on Form 8-K/A filed on February 10, 2014, September 29, 2014, and February 9, 2015; and

•	the description of our Class A common stock contained in the Registration Statement on Form 8-A filed on February 7, 2013, including any amendments or reports filed for the purposes of updating such description.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

In addition, upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement, but not delivered with the prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address or telephone number:

Health Insurance Innovations, Inc.

Attn: Corporate Secretary

15438 N. Florida Avenue, Suite 201,

Tampa, Florida 33613

(877) 376-5831

800,992 Shares

Health Insurance Innovations, Inc.

Class A Common Stock

Prospectus

            , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by the Company in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee. All of these fees and expenses will be borne by the Company.

SEC registration fee	$654.32	(1)
Accounting fees and expenses	$30,000
Legal fees and expenses	$20,000
Miscellaneous	—
Total	$50,654.32

(1)	Rounded up to nearest whole number.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including officers and directors, who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith. The registrant’s amended and restated certificate of incorporation provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and by its amended and restated certificate of incorporation or amended and restated by laws. At present, there is no pending litigation or proceeding involving a director, officer or employee of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.	Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on February 9, 2015.

HEALTH INSURANCE INNOVATIONS, INC.

By:	/s/ Michael W. Kosloske
Michael W. Kosloske
Chairman of the Board of Directors, President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Michael W. Kosloske, Dirk Montgomery, and Joan Rodgers and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any Rule 462(b) registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either or them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Michael W. Kosloske Michael W. Kosloske	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	February 9, 2015

/s/ Dirk A. Montgomery Dirk A. Montgomery	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 9, 2015

/s/ Joan Rodgers Joan Rodgers	Chief Accounting Officer (Principal Accounting Officer)	February 9, 2015

/s/ Paul Avery Paul Avery	Director	February 9, 2015

/s/ Anthony Barkett Anthony Barkett	Director	February 9, 2015

/s/ Bruce Telkamp Bruce Telkamp	Director	February 9, 2015

/s/ Paul Gabos Paul Gabos	Director	February 9, 2015

/s/ Robert S. Murley Robert S. Murley	Director	February 9, 2015

S-1

EXHIBIT INDEX

In reviewing the agreements included as exhibits to this registration statement, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual disclosure or information about the Company, its subsidiaries or other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this report not misleading. Additional information about the Company may be found elsewhere in this registration statement and the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Health Insurance Innovations, Inc. (filed as Exhibit 3.1 to the Form 8-K, filed February 13, 2013, and incorporated herein by reference).

3.2	Amended and Restated Bylaws (filed as Exhibit 3.3 to the Form 8-K, filed February 13, 2013, and incorporated herein by reference).

4.1	Specimen Class A Common Stock Certificate (filed as Exhibit 4.1 to Amendment No. 2 to Form S-3 (Registration No. 333-185596), filed January 25, 2013, and incorporated herein by reference).

4.2	Registration Rights Agreement, dated July 14, 2014, by and among Health Insurance Innovations, Inc. and the investors named therein (filed as Exhibit 4.1 to the Form 8-K, filed July 16, 2014, and incorporated herein by reference).

5.1	Opinion of Michael A. Petrizzo, Jr., Executive Vice President and General Counsel of Health Insurance Innovations, Inc.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Michael A. Petrizzo, Jr., Executive Vice President and General Counsel of Health Insurance Innovations, Inc. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).